Exhibit 10.1
August 12, 2009
Jeffrey P. Gotschall
Chairman of the Board and
Chief Executive Officer
SIFCO Industries, Inc.
970 East 64th Street
Cleveland, Ohio 44103
          Re: Terms of Employment
Dear Jeff:
This letter memorializes the terms of your continued employment with SIFCO Industries, Inc. (the “Company”) following your retirement as Chief Executive Officer effective August 31, 2009. We are entering into this letter based on your request for retirement and our common recognition that the Company will require your assistance in its executive succession to a new management team.
1.	Employment Status and Term. Following your resignation as Chief Executive Officer, you will continue as an employee of the Company. You will also continue your service as the non-executive Chairman of the Board of the Company, having such responsibility and authority as normally accompanies such office, subject to the Company’s Regulations as currently constituted and to your election as a director by the Company’s shareholders. So long as you continue to satisfy any published director qualifications or requirements, the Nominating Committee will consider your nomination to the Board for every election until your 65th birthday. You shall be employed by the Company until your 65th birthday, unless earlier terminated for “Cause” (as defined below) in the good faith determination by the Board (the “Term”). “Cause” shall mean an act or acts of fraud or dishonesty by you intended to result in gain or personal enrichment to you at the expense of the Company; unlawful conduct or gross misconduct that is materially injurious to the Company or your conviction of, or plea of nolo contendere to, a felony or to a misdemeanor involving fraud, dishonesty, or moral turpitude; or your engagement in a material breach of your responsibilities to the Company that results in a material injury to the Company.

2.	Responsibilities. Your responsibilities will include advising the Board regarding strategic and operational issues relating to the Company’s business and performing such other duties that the Board or the Interim CEO may request. Your responsibilities also will include continued oversight of The SIFCO Foundation. We have agreed that you will maintain your office at your home, but you shall be available to the Board and the Interim CEO as needed by the Company. You will be reimbursed for reasonable expenses necessary to maintain a home office, including but not limited to your cell phone, office supplies and computer expenses.

3.	Compensation. You shall be entitled, in consideration of your services as an employee of the Company, to an annual salary during the Term of $220,000, which shall be payable in accordance with the Company’s normal payroll policies. You shall also be entitled to participate in any health and welfare benefits (including, without limitation, life insurance, medical insurance (including medical benefits reimbursement account), long term disability and other benefits), as well as retirement benefits (such as 401(k) Plan, including any company contributions) maintained, from time to time, by the Company on such terms as are generally available to salaried employees of the Company. You shall not be eligible to participate in any future incentive or bonus compensation plan maintained by the Company; however, you will be eligible for your fiscal year 2009 bonus on the terms already established, and your existing equity incentive awards will continue to vest in accordance with their terms.
4.	Confidentiality and Noncompetition. During the Term and for a period of two years following the term, you shall not directly or indirectly compete with the Company as an owner, director, employee or consultant of any business that provides competitive or similar products or services as the Company; provided that nothing herein shall preclude you from owning the securities, representing less than 2% of the voting power, of any publicly-traded company that may be competitive. You shall keep all nonpublic information regarding the Company, its business and its customers confidential and you shall not use or disclose such information, except in connection with your employment with the Company or your service as a director; provided that the foregoing shall not apply to any information that is (i) generally available to the public other than as a result of a disclosure by you, or (ii) was or becomes available to you on a non-confidential basis from a source other than the Company that is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation.

5.	Other Agreements and Arrangements. This letter supersedes all other employment, severance and change in control agreements between you and the Company. Without limiting the generality of the foregoing, this agreement will terminate the Change in Control Severance Agreement between you and the Company dated as of July 30, 2002.
I am pleased that you have agreed to continue your employment with the Company during this period of transition. As a duly authorized representative of the Company, the Company is pleased to confirm our mutual agreement as set forth herein. Your continued service is vital to a successful management transition and the continued success of the Company.

Sincerely,

/s/ J. Douglas Whelan J. Douglas Whelan
Chair of Compensation Committee

ACCEPTED AND AGREED TO as of the date first above written:

/s/ Jeffrey P. Gotschall Jeffrey P. Gotschall